Exhibit 99.1

First Quarter Statement
March 31, 2007

To Our Shareholders:

        Notwithstanding the continued weak Michigan economy, Pavilion Bancorp continues to move forward in creating positive results for its shareholders. Highlighting the first quarter was the opening of our new branch in Hillsdale, Michigan, where we continue to experience steady growth in both deposits and loans. Likewise, our new Tecumseh, Michigan branch is moving quickly toward completion, and we anticipate a ribbon cutting event to take place sometime late in June. This growth reflects our desire to expand and strengthen our franchise, providing additional sources for loan and deposit growth.

        During the first quarter of 2007 we introduced our new “Online Express Deposit” product. This product allows business customers to scan the checks they receive through a small “scanning device” conveniently located in their own office. The scanner captures the image of the checks, transmits the image to the bank, and provides availability of those funds. This allows our customers to collect their funds in a shorter time frame, and saves them a trip to the bank. We were the first community bank in our market to introduce this product, which has been very favorably received by our business customers.

        In the area of financial performance, the first quarter of 2007 yielded a net income of $479,000, a 19.75% increase over the same period last year. This resulted in non-diluted earnings per share of $0.66, up 22.2% when compared to the first quarter results of 2006. While we are pleased with the increase over the prior year, our continued emphasis on expense reduction remains a key priority.

        Total bank assets at March 31, 2007 were $293.0MM an increase of 3.01% when compared to the same three-month period in 2006. Net loans and leases grew to $236.4MM as of the end of the first quarter in 2007, representing a 1.9% increase over the same period in 2006. While we are pleased with our progress, we, like most banks in Michigan, are feeling the effects of the economic downturn. Mortgage origination activity was significantly reduced in the first quarter, reflecting the slow housing market, overall loan demand remains soft, and we anticipate continued downward pressure on margins. Thus, we continue to place emphasis on our business development activities in order to generate a higher volume of new business.

        During the quarter the Pavilion Bancorp Board of Directors approved a $0.25 per share cash dividend for shareholders of record as of April 16, 2007, payable on April 30, 2007. This dividend reflects our continued confidence in the bank’s performance and is enclosed with this statement.

        On behalf of the Board of Directors, Management, and Staff, we express our gratitude for your investment and your continued support.

/s/ Douglas L. Kapnick Douglas L. Kapnick Chairman of the Board	/s/ Richard J. DeVries Richard J. DeVries President and CEO

This letter contains certain forward-looking statements that involve risks and uncertainties. When used in this letter, the words “believe,” “expect,” or “anticipate” and similar expressions identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including but not limited to, economic, competitive, governmental and technological factors affecting the company’s operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements.

Consolidated Balance Sheets

(000's omitted)	(Unaudited) March 31,
	2007	2006

Assets
Cash and due from banks	$9,466	$11,509
Federal funds sold	12,420	-

Total cash and cash equivalents	21,886	11,509

Market value of securities available for sale	19,503	27,836

Loans held for sale	920	1,158
Total loans	239,237	234,541
Allowance for loan and lease losses	(2,852)	(2,596)

Net loans	236,385	231,945

Premises and equipment, net	8,918	6,454
Accrued interest receivable	1,981	1,808
Mortgage servicing assets	2,426	2,814
Other assets	987	930

Total assets	$293,006	$284,454

Liabilities and shareholders' equity
Liabilities
Deposits:
Noninterest - bearing	43,944	46,524
Interest - bearing	203,819	176,776

Total deposits	247,763	223,300
Federal funds purchased	-	590
Repurchase agreements-customers	3,598	3,818
Repurchase agreements-financial institutions	5,000	10,000
Federal Home Loan Bank advances	1,885	8,901
Subordinated debentures	-	5,000
Accrued interest payable	1,121	989
Other liabilities	2,534	2,213
Common stock subject to repurchase obligation in ESOP	2,765	2,989

Total liabilities	264,666	257,800

Shareholders' equity

Common stock and paid-in capital, No par value:
3,000,000 shares authorized; shares issued and
outstanding 736,765 - 2006; 858,981 - 2005	10,695	10,768
Retained earnings	17,705	16,187
Unrealized gain (loss) on securities available for sale	(60)	(301)

Total shareholders' equity	28,340	26,654

Total liabilities and shareholders' equity	$293,006	$284,454

Consolidated Statements of Income

(000's omitted except for earnings per share)	(Unaudited) Three Months Ended March 31,
	2007	2006

Interest Income
Loans, including fees	$4,558	$4,144
Securities	198	251
Federal funds sold and other	164	85

Total interest income	4,920	4,480

Interest expense
Deposits	1,749	1,143
Subordinated debentures	-	105
Other borrowed funds	191	308

Total interest expense	1,940	1,556

Net interest income	2,980	2,924
Provision for loan losses	150	-

Net interest income after provision for loan losses	2,830	2,924

Noninterest income
Service charges on deposit accounts
Gains on sales of loans	342	316
Loan servicing fees, net of amortization	20	241
Other	154	34
Total other income	170	116

	686	707

Noninterest expense
Compensation and employee benefits	1,602	1,884
Premises and equipment	501	411
Other	687	767

Total other expenses	2,790	3,062

Income before income taxes	726	569
Federal income tax expense	247	169

Net income	$479	$400

Earnings per common share:	$0.66	$0.54